EXHIBIT 10.8

MEMBERSHIP INTEREST REDEMPTION SUBORDINATED PROMISSORY NOTE

Up to $24,500,000	December 4, 2009
New York, New York

     FOR VALUE RECEIVED, and subject to and effective upon the occurrence of the Redemption Date (as defined in the Redemption Agreement), THERMO NO. 1 BE-01, LLC, a Delaware limited liability company (the "Company"), hereby promises to pay to MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, a Delaware corporation (the "MLP"), the principal sum of Twenty Four Million Five Hundred Thousand Dollars ($24,500,000) (or such lesser amount as shall constitute Redemption Consideration under the Redemption Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided herein.

     This Note is the Redemption Note referenced in that certain Membership Interest Redemption Agreement dated as of December 4, 2009 by and among the Company, Raser, IRP and MLP (as amended, supplemented or otherwise modified in accordance with the terms thereof and in effect from time to time, the "Redemption Agreement"), evidences Redemption Consideration paid by the Company to MLP under the Redemption Agreement, and is expressly made subject to and effective upon the occurrence of the Redemption Date (as defined in the Redemption Agreement). Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Redemption Agreement.

     The payment hereunder will be due and payable on the Guaranteed Final Completion Date, but in no event prior to (i) the payment of the Buy-Down CA Redemption Amount plus expenses of the Lenders, and (ii) when and as otherwise permitted under Section 3.9.3.2.6 of the Account and Security Agreement, as amended. This Note and the obligations of the Company evidenced hereby shall terminate, whether or not full payment of amounts due hereunder is made, as provided in Section 2.2.2 of the Redemption Agreement.

No amounts hereunder may be prepaid. This Note shall not bear interest.

For purposes of this Note, the following terms shall have the following meanings:

“Senior Credit Agreement” means that certain Credit Agreement, dated as of August 31, 2008, among the Company, the Lenders and the Administrative Lender (as such terms are defined in Schedule Z to the thereto (“Schedule Z”)) party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Senior Credit Documents” means collectively the Senior Credit Agreement and the other Financing Documents (as defined in Schedule Z), each as from time to time in effect, together with any amendments, supplements, modifications, replacements or refinancings thereof.

“Senior Debt” means and includes all obligations (whether now outstanding or hereafter incurred), for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise in respect of all obligations of the Company under the Senior Credit Agreement, the Advances (as defined in Schedule Z) and the Notes (as defined in Schedule Z) in respect of principal, interest, Make-Whole Amount (as defined in Schedule Z), fees, indemnities and expenses, whether now owing or hereafter incurred (including any interest accruing subsequent to the commencement of an Insolvency Proceeding (as defined below) whether or not the claims of holders of such payment obligations for such interest are allowed in any such proceeding).

“Senior Debt Default” means any Credit Agreement Default or Credit Agreement Event of Default (each as defined in Schedule Z).

“Subordinated Debt” means and includes all obligations (whether now outstanding or hereafter incurred), for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise in respect of all obligations of the Company under the Redemption Agreement, this Note or any Transaction Document (as defined in Schedule Z), whether now owing or hereafter incurred.

     Anything in this Note to the contrary notwithstanding, all amounts owing to the holder of this Note pursuant to the provisions herein are subordinated and junior to all Senior Debt to the extent set forth herein as follows:

(i)	In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company (an “Insolvency Proceeding”), and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then all Senior Debt shall first be paid in full in cash before the payment of any Subordinated Debt in any such proceeding.

(ii)	In any proceeding described in subsection (i), above, any payment which may be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Debt (or to a banking institution selected by the court or person making the payment or delivery or designated by any holder of Senior Debt), unless and until all of the Senior Debt shall have been paid in full in cash.

(iii)	The holder of this Note, to the extent such holder is otherwise entitled to do so, will not pursue any remedy to enforce payment during the period commencing at the initial time when such holder is not permitted to receive any payment with respect to this Note (a “Note Payment”) continuing until the earliest of (i) the date on which such Note Payment is permitted by the applicable provisions of the

Account and Security Agreement, (ii) the date of the repayment in full in cash of all of the Senior Debt, or (iii) the date upon which any Insolvency Proceeding is commenced.

(iv)	If any payment shall be received by the holder of this Note in contravention of any of the terms of subsections (i) through (iii) above, such payment shall be received in trust for the benefit of the holders of the Senior Debt and shall forthwith be paid over or delivered and transferred to the holders of Senior Debt.

     The provisions contained herein may not be amended in any respect without the consent of all holders of the Senior Debt and shall be deemed a continuing offer to all holders of the Senor Debt to act in reliance on such provisions (but no such reliance shall be required to be proven to receive the benefits hereof) and may be enforced by such holders, and no right of any present or future holder of the Senior Debt to enforce subordination as provided herein shall be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any non-compliance by the Company with the terms and provisions of this Note or the terms, provisions and covenants of the Senior Credit Documents.

     The Company hereby waives notice of presentment, demand, protest or notice of any other kind hereunder.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK.

THERMO NO. 1 BE-01, LLC, a Delaware limited liability company

By:	Intermountain Renewable Power, LLC
Its:	Managing Member

	By:	/s/ Richard D. Clayton
	Name:	Richard D. Clayton
	Title:	Manager